Exhibit 99.1

Intercept Pharmaceuticals Announces First Quarter 2015 Financial Results

Conference Call Scheduled Monday, May 11th at 9:45 a.m. ET

NEW YORK, May 11, 2015 (GLOBE NEWSWIRE) — Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT) (Intercept), a clinical stage biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat neglected chronic liver diseases, today reported financial results for the first quarter ended March 31, 2015. Intercept will hold a conference call and audio webcast today at 9:45 a.m. ET to review this information. Conference call details are provided below.

First Quarter 2015 Financial Results

Intercept reported a net loss of $39.4 million, or $1.78 per share, for the first quarter of 2015 compared to a net loss of $246.0 million, or $12.61 per share, for the first quarter of 2014. Net loss for the first quarter of 2015 included non-cash expenses totaling $10.9 million including $9.7 million of stock-based compensation expense. Net loss for the first quarter of 2014 included non-cash expenses totaling $234.7 million comprised primarily of a non-cash warrant revaluation expense of $226.6 million and other non-cash expenses of $8.0 million, including stock-based compensation expense of $7.4 million.

Research and development expenses increased to $28.0 million for the first quarter of 2015, compared to $14.3 million for the first quarter of 2014, primarily as a result of an increase in i) activities in the development program for obeticholic acid (OCA) related to the work necessary for the New Drug Application and Marketing Authorization Application filings for OCA for the treatment of PBC, which are planned to be completed during the second quarter of 2015, ii) personnel expenses supporting increased activities, iii) activities associated with research and discovery initiatives, and iv) expenses for the INT-767 program as Intercept intends to initiate a Phase 1 clinical trial with this product candidate at the end of 2015.

General and administrative (G&A) expenses increased to $13.1 million for the first quarter of 2015, compared to $5.7 million for the comparable period in the previous year, primarily as a result of increased pre-commercial activities and the increase in personnel in support of these initiatives. The $7.4 million increase in G&A expenses includes an increase of $2.3 million in non-cash stock-based compensation compared to the first quarter of 2014.

Intercept recorded a $226.6 million non-cash charge related to the periodic revaluation of a warrant liability in the first quarter of 2014 primarily attributable to the significant increase in the market price of Intercept’s common stock in that period. In connection with equity financings prior to its initial public offering, Intercept had issued warrants that were classified as liabilities and were adjusted to fair value on a quarterly basis with the change in fair value being included in net loss. The amount included in net loss was a non-cash item as Intercept was not required to expend any cash to settle the warrant liability. On April 10, 2014, all warrants outstanding as of March 31, 2014 were exercised on a cashless basis and converted into shares of Intercept common stock. As such, the Company recorded a final adjustment of approximately $56 million in non-cash income in the second quarter of 2014 and no further revaluations are necessary.

As of March 31, 2015, Intercept had cash, cash equivalents and investment securities available for sale of approximately $402.0 million, compared to $239.7 million as of December 31, 2014, primarily due to the completion of a follow-on public offering of 1,150,000 shares of common stock in February 2015 resulting in net proceeds of approximately $191.6 million. In April 2015, Intercept completed an underwritten public offering of 1,330,865 shares of common stock. Net proceeds to Intercept are estimated to be approximately $366.8 million, after deducting estimated offering expenses.

Conference Call on May 11 at 9:45 a.m. ET

Intercept will hold its 2015 financial results conference call and webcast on Monday, May 11 at 9:45 a.m. ET. The live event will be available on the investor page of the Intercept website at http://ir.interceptpharma.com or by calling (855) 232-3919 (toll-free domestic) or (315) 625-6894 (international) five minutes prior to the start time (no passcode is required). A replay of the call will be available on the Intercept website approximately two hours after the completion of the call and will be archived for two weeks.

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat neglected chronic liver diseases. The company's lead product candidate, obeticholic acid (OCA), is an agonist of the farnesoid X receptor (FXR). OCA is being developed for a variety of chronic liver diseases, including primary biliary cirrhosis (PBC), nonalcoholic steatohepatitis (NASH), primary sclerosing cholangitis (PSC) and biliary atresia. The FDA has granted OCA breakthrough therapy designation for the treatment of NASH with fibrosis, a population representing potentially more than 14 million patients in the United States, and granted OCA fast track designation for the treatment of patients with PBC who have an inadequate response to or are intolerant of ursodiol. OCA has also received orphan drug designation in both the United States and Europe for the treatment of PBC and PSC. Intercept owns worldwide rights to OCA outside of Japan, China and Korea, where it has out-licensed the product candidate to Sumitomo Dainippon Pharma. For more information about Intercept, please visit the Company's website at: www.interceptpharma.com.

Safe Harbor Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the clinical, preclinical and regulatory developments for our product candidates, the anticipated results of our clinical and preclinical trials and other development activities and the timing thereof, our potential development and regulatory milestones and the timeframes under which we anticipate such milestones may be achieved, including the anticipated completion of the NDA and MAA for OCA in PBC in 2Q 2015, anticipated trends relating to our financial position, including expected adjusted operating expense, and our strategic directives under the caption "About Intercept." These "forward-looking statements" are based on management's current expectations of future events and are subject to a number of important risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the initiation, cost, timing, progress and results of our development activities, preclinical studies and clinical trials; the timing of and our ability to obtain and maintain regulatory approval of OCA and any other product candidates we may develop, particularly the possibility that regulatory authorities may require clinical outcomes data (and not just results based on achievement of a surrogate endpoint) as a condition to any marketing approval for OCA, and any related restrictions, limitations, and/or warnings in the label of any approved product candidates; our plans to research, develop and commercialize our product candidates; the election by our collaborators to pursue research, development and commercialization activities; our ability to attract collaborators with development, regulatory and commercialization expertise; our ability to obtain and maintain intellectual property protection for its product candidates; our ability to successfully commercialize our product candidates; the size and growth of the markets for our product candidates and our ability to serve those markets; the rate and degree of market acceptance of any future products; the success of competing drugs that are or become available; regulatory developments in the United States and other countries; the performance of third-party suppliers and manufacturers; our need for and ability to obtain additional financing; our estimates regarding expenses, future revenues and capital requirements and the accuracy thereof; our ability to retain key scientific or management personnel; and other factors discussed under the heading "Risk Factors" contained in our annual report on Form 10-K for the year ended December 31, 2014 filed on March 2, 2015 as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intercept undertakes no duty to update this information unless required by law.

Intercept Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2015

Licensing revenue	$405	$1,445

Costs and expenses:
Research and development	14,293	27,966
General and administrative	5,651	13,138
Total costs and expenses	19,944	41,103

Other income (expense)
Revaluation of warrants	(226,627)	-
Other income, net	136	272
	(226,490)	272
Net loss	$(246,029)	$(39,386)
Net loss per share: basic and diluted	$(12.61)	$(1.78)
Weighted average shares outstanding: basic and diluted	19,504,748	22,171,988

Condensed Consolidated Balance Sheet Information
(In thousands)
	Dec. 31 2014	Mar. 31 2015

Cash, cash equivalents and investment securities	$239,724	$401,992
Total assets	$254,149	$421,643
Working capital	$230,587	$392,232
Deferred revenue, total	$9,799	$9,354
Total liabilities	$23,258	$25,725
Stockholders' equity	$230,891	$395,918

CONTACT:

For more information about Intercept, please contact Barbara Duncan or Senthil Sundaram, both of Intercept Pharmaceuticals at 1-646-747-1000.

Media inquiries: media@interceptpharma.com
Investor inquiries: investors@interceptpharma.com

SOURCE: Intercept Pharmaceuticals, Inc.

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